Exhibit (c)(3)
Process Update July 8, 2010

Process Summary

- Covington has contacted 64 potential partners since launching the process on June 2nd
- 18 parties continue to express some level of interest
- 35 parties have declined the opportunity
- 11 parties have been unresponsive

Current Status of Interested/Reviewing Parties:

(i) Reviewing Dataroom (10)

- **American Industrial Partners** - Dino Cusumano (Partner)
- **Forest Hill Partners** – John Carretta (Partner)
- **Long Point Capital** - Bill Ughetta (Managing Director)
- **Martin Marietta Materials** - Russell Travison (VP, Acquisitions)
- **Mill Road Capital** – Scott Scharfman (Managing Director)
- **Open Gate Capital** - Jordan Stone (Bus Dev)
- **Polycor** - Patrick Perus (CEO); **Meeting scheduled in Montreal 7/12**
- **Ridge Capital Partners** - Brad Davis (Managing Partner)
- **Saw Mill Capital** – Scott Rivard (VP)
- **Swenson Granite** - Kurt Swenson (CEO & President); **Meeting held in Barre 6/16**

COVINGTON | ASSOCIATES

2

Interested(18) (cont’d) (ii)Reviewing NDA (1) –Kelly Capital — Sean Murphy (VP, M&A) (iii) Reviewing with Team (7) –Best Cheer Development — Chung Lun Ko –Boral Industries — Chris Fenwick (VP, Planning and Development) –Branford Castle – John Castle (Founder) –Building Industry Partners — Matt Ogden (Managing Principal) –Cold Spring Granite — John Mattke (President & COO) –Lafarge North America – Scott Sailor (Manager, Bus Dev) –R.E.D. Graniti — Fabrizio Ponzanelli (CEO)

Not Interested (35)

(i) Declined After Reviewing (7)

- **Graham Partners** - Bill McKee (Managing Principal); "Do not think we would be competitive based on where ROAC trading and the offer made"
- **Huron Capital Partners** – Gretchen Perkins (VP Bus Dev); "Not excited about industry growth prospects"
- **Nautic Partners** - Bernie Buonanno (Managing Director); "Going to pass based on price and growth equation"
- **Platinum Equity** – Matt Young (Principal) and Travis Haynes (VP); **Management Call held 7/1;** "Can't get to valuation of offer on the table; interested in manufacturing business"
- **PNC Equity Partners** - Mike Hand (VP); "Looked at other quarry deals, have difficulty with changing yield, level of capex, and industry growth prospects. Bid seems to be at a rich valuation"
- **Red Diamond Capital** - Kurt Beyer (Senior VP); "Size, capex requirements, cost of go private process"
- **The Riverside Company** - Mr. Robert Landis (Partner, Origination)

(ii) Not Interested in Reviewing (28)

- **ACI Capital**
- **AEA Investors**
- **American Capital**
- **Audax**
- **Blue Point Capital Partners**
- **Bunker Hill Capital**
- **Capital Partners**

COVINGTON | ASSOCIATES

4

Not Interested (35) (cont'd)

- Carl Marks Merchant Partners
- Charlesbank Capital Partners
- Code Hennessy & Simmons
- Cortec Group
- Friend Skoler
- Golden Gate Capital
- Golub Capital
- Hampshire Equity Partners
- Headway Associates
- Industrial Growth Partners
- Kirtland Capital Partners
- LLM Capital Partners
- Marlin Equity Partners
- MCM Capital Partners
- Mustang Group
- Parthenon Capital
- RAF Industries
- Saugatuck Capital Company
- Watermill Ventures
- Waud Capital Partners
- Wind Point Partners

COVINGTON | ASSOCIATES

5

Unresponsive (11) –Autus Capital — Mark Smock (Principal) –Blackford Capital — Martin Stein (Founder & President) –CIVC Partners — Mike Miller (Partner) –Ferro Management Group — Markus Isenrich (Founder) –Preferred Unlimited — Mike O’Neill (Founder & CEO) –Resilience Capital Partners — Bassem Mansour (Managing Partner) –Sentinel Capital Partners – James Coady (Principal) –Summit Partners — Joe Trustey (Managing Partner) –The Jordan Company — Joseph Linnen (Principal) –Wafra Partners — Eric Norfleet (Managing Director) –Yension — Hung Chan Ren

ProposedNext Steps •Continue to work the target list •Solicit management meetings/calls within next two weeks •Send process letter during week of 7/12 •Seek nonbinding, indications of interest during week of 7/26